AIRSENSORS, INC.
                         COMPUTATION OF NET INCOME PER SHARE
                     Six months ended October 31, 1996 and 1995
                                   ---------------

                               Three months ended          Six months ended
                                   October 31,                October 31,
                            ------------------------   ------------------------
                               1996         1995          1996         1995
                            -----------  -----------   -----------  -----------
PRIMARY CALCULATION:

 Net income                 $  640,174   $  665,293    $1,352,588   $1,404,537
 Dividends on
  preferred stock             (145,029)    (154,948)     (290,061)    (311,135)
                            -----------  -----------   -----------  -----------
 Net income applicable
  to common stock              495,145      510,345     1,062,527    1,093,402

 Add:  Effect of treasury
       stock on repayment
       of borrowings           117,244       52,801       190,476       98,188

 Add:  Effect of treasury
       stock on purchase of
       investments/securities      -          3,827           -         60,970
                            -----------  -----------   -----------  -----------
 Net income applicable to
  common stock for
  calculation of net
  income per share          $  612,389   $  566,973    $1,253,003   $1,252,560

 Weighted average number
  of common shares
  outstanding                5,686,848    5,646,177     5,683,454    5,643,801

 Dilutive effect of
  outstanding stock
  options and warrants (As
  determined by application
  of the modified treasury
  stock method)              1,067,544      991,552     1,072,326      996,165
                            -----------  -----------   -----------  -----------

 Weighted average number
  of common shares, as
  adjusted for calculation
  of net income per share    6,754,392    6,637,729     6,755,780    6,639,966
                            ===========  ===========   ===========  ===========
 Net income per share            $0.09        $0.09          $.19        $0.19
                            ===========  ===========   ===========  ===========

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FULLY DILUTED CALCULATION:

 Net income applicable to
  common stock for
  calculation of net income
  per share before effect
  of treasury stock on
  repayment of borrowings   $  495,145   $  510,345    $1,062,527   $1,093,402

 Add:  Effect of treasury
       stock on repayment
       of borrowings           117,244       52,801       190,476       98,188

 Add:  Effect of treasury
       stock on purchase of
       investments/securities      -          3,827           -         60,970
                            -----------  -----------   -----------  -----------
 Net income applicable to
  common stock for
  calculation of net
  income per share          $  612,389   $  566,973    $1,253,003   $1,252,560

 Weighted average number
  of common shares
  outstanding                5,686,848    5,646,177     5,683,454    5,643,801

Dilutive effect of
 outstanding stock
 options and warrants (As
 determined by application
 of the modified treasury
 stock method)               1,067,544      991,552     1,072,326      996,165
                            -----------  -----------   -----------  -----------
 Weighted average number
  of common shares, as
  adjusted for calculation
  of net income per share    6,754,392    6,637,729     6,755,780    6,639,966
                            ===========  ===========   ===========  ===========
 Net income per share            $0.09        $0.09         $0.19        $0.19
                            ===========  ===========   ===========  ===========



(1) The conversion of preferred stock was not assumed since its effect would be antidilutive.



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